EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST AND
ASHFORD HOSPITALITY PRIME
Fourth Quarter 2014 Conference Call
February 27, 2015
10:00 a.m. Central

Introductory Comments – Scott Eckstein

Good day, everyone, and welcome to today’s conference call to review results for both Ashford Hospitality Trust and Ashford Hospitality Prime for the fourth quarter of 2014 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, Douglas Kessler, President, Deric Eubanks, Chief Financial Officer and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in press releases that have been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in both companies’ filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Companies are not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Companies’ earnings releases and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 26, 2015, and may also be accessed through both companies’ websites at www.AHTREIT.com and www.AHPREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings releases together with all other information provided in the releases.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Good morning everybody, and thank you for joining us. Both the fourth quarter and the full-year 2014 were exciting and profitable periods for the Ashford group of companies. From an operational perspective, both Ashford Trust and Ashford Prime demonstrated strong operating performance, reflecting the positive trends that we continue to see in the lodging sector. Additionally, both companies were active in the acquisitions market as well as the capital markets and completed several value-enhancing transactions in an effort to grow the companies as well as put them on an even more sound financial footing.

We believe the best way to measure a management team is by the value it creates for its shareholders. The Ashford management team has a long track record of creating shareholder value since Ashford Trust’s IPO in 2003. Over the years, we have worked to find new and innovative ways to maximize the value of our existing assets while also looking for accretive opportunities to further invest in the hospitality space. This focus has paid off for our shareholders. Since our 2003 IPO, Ashford Trust has achieved a 233% total shareholder return, compared with a 173% return from our peers over the same time period.

We are particularly dedicated to shareholder value because as many of you know, we are substantial shareholders in all of the Ashford group of companies. Insider ownership currently stands at 14% for Ashford Trust and 13% for Ashford Prime. The next closest Hotel REIT peer has 4% insider ownership. So it’s clear why we think and act like shareholders when our own capital is at risk with yours. It’s something that has always distinguished Ashford from others in the space and we consider it one of our main competitive advantages.

In the fourth quarter of 2014 and early 2015, this commitment to building shareholder value was evidenced in the strategic transactions, capital markets activities and asset management initiatives that we completed across both of these platforms. This includes the successful spin-off of our asset management business, Ashford Inc., into a separate company that is now publicly traded on the NYSE MKT under the symbol “AINC.” Following the spin-off, Ashford Inc. is now an independent asset management company focused on managing real estate, hospitality, and securities platforms both domestically and internationally. We will be holding a separate conference call to discuss Ashford Inc.’s fourth quarter and recent highlights following this conference call. More recently, to capitalize on the favorable trends we see in the select-service segment, we announced the formation of Ashford Hospitality Select, a new private company focused on investing primarily in premium-branded select-service hotels, including extended stay hotels in the U.S. Ashford Trust plans to contribute to Ashford Select a high-quality, geographically diverse portfolio of 16 select-service hotels, located in ten states, comprised of 2,560 total guestrooms and operated under upscale or upper-midscale premium brands affiliated with Marriott International, Inc. We expect to complete the launch of Ashford Select during the first half of this year.

These transactions are indicative of our proven ability to create long term shareholder value. The same management team responsible for Ashford Trust’s historical outperformance will be the advisor to Ashford Trust, Ashford Prime and Ashford Select. This should further our competitive advantage in the marketplace, offering the Ashford management team greater flexibility to leverage the multiple platform resources when pursuing investment opportunities.

Now let’s review the fourth quarter highlights. We ended 2014 with another year of remarkable growth in the U.S. hotel industry. For the year, the industry’s occupancy rose 3.6% to 64.4%; ADR increased 4.6% to $115.32; and RevPAR was up 8.3% to $74.28. The same positive lodging sector fundamentals we saw in the prior year continued to drive RevPAR and EBITDA growth in 2014. Demand for U.S. lodging continued to expand in 2014 while industry supply remains well below historical averages and should for the foreseeable future. U.S. hotel room net supply growth in 2014 was only 0.9%, one of the lowest annual growth rates in history. PKF recently projected the U.S. lodging industry will achieve 65% occupancy in 2015, the highest national occupancy rate since STR began reporting data back in 1987, which should fuel strong RevPAR and EBITDA growth, and we believe both of our portfolios are well positioned to benefit from these strong fundamentals.

These trends drove strong fourth quarter results in both of our portfolios. First, at Ashford Trust, in the fourth quarter RevPAR for all hotels increased 11.3%. This growth was driven largely by the new initiatives implemented at Remington, our affiliate manager. We really began to see the benefits of these initiatives in the third quarter and they have continued to gain traction as our fourth quarter RevPAR performance shows. We are quite pleased with our results since Remington implemented these initiatives, and we expect to see further improvement over time.

Turning to acquisitions, as previously announced back in December, Ashford Trust signed a definitive agreement to acquire the remaining 28.26% ownership interest in the Highland Hospitality portfolio from our joint venture partner, Prudential Real Estate Investors. The buyout is expected to be completed by the end of the first quarter of 2015 and simultaneous with an anticipated refinancing of the Highland portfolio.

Ashford Trust has remained busy on other acquisitions as well. This month, Ashford Trust closed on the acquisitions of the 168-room Lakeway Resort & Spa for a total consideration of $33.5 million and the 232-room Memphis Marriott East hotel for $43.5 million. Doug will discuss the details of both of these acquisitions later in the call but we are excited about these additions to the portfolio and believe that both of these transactions are indicative of Ashford Trust’s strategy to acquire well-located assets in attractive markets with unique attributes that have the potential for substantial upside by installing our affiliated manager, Remington, to improve bottom-line performance.

In 2015, Ashford Trust will continue to be opportunistic in pursuing investment opportunities. Having ample capital resources gives us a competitive advantage, thus we have continued to take advantage of the favorable capital markets to strengthen our balance sheet and shore up our liquidity. Some examples of this are, in early January of this year, Ashford Trust refinanced two mortgage loans that resulted in excess net proceeds of over $100 million after closing costs and reserves. Furthermore, in February, Ashford Trust completed a follow-on public offering resulting in net proceeds of approximately $111.1 million.

For Ashford Prime, the fourth quarter RevPAR for all hotels increased 11.0%. We saw strength across many of Ashford Prime’s markets including RevPAR growth of 27.9% for the Courtyard Philadelphia Downtown, 15.2% for the Courtyard Seattle Downtown, 14.9% for the Courtyard San Francisco Downtown, and 9.9% for the Capital Hilton Washington D.C. We continue to be pleased with the operational performance of the Ashford Prime platform, and Jeremy will offer some additional details into this portfolio shortly.

As previously announced, the Board of Directors of Ashford Trust declared a dividend of $0.12 per share for the fourth quarter 2014. The Board also approved Ashford Trust’s dividend policy for 2015, during which the Company expects to pay a quarterly cash dividend of $0.12 per share, or $0.48 per share on an annualized basis.

The Board of Directors for Ashford Prime declared a fourth quarter 2014 quarterly cash dividend of $0.05 per share. The Board also approved Ashford Prime’s dividend policy for 2015, during which Ashford Prime expects to pay a quarterly cash dividend of $0.05 per share, or $0.20 per share on an annualized basis.

The adoption of a dividend policy does not commit either Company to declare future dividends. Both Ashford Trust and Ashford Prime will continue to review their dividend policies on a quarter-to-quarter basis.

In conclusion, we are very pleased with our operating performance across both platforms in the fourth quarter and for the full year 2014. Ashford Trust and Ashford Prime are both well positioned for growth as lodging sector fundamentals in 2015 are predicted to remain strong. At the same time, we are very excited for the prospects of our newest venture, Ashford Inc., which is also poised to benefit from these same industry trends. As always the interests’ of our shareholders is our utmost concern, as the Ashford group of companies is structured to ensure the alignment of management’s interests with shareholders. Your management team is and will remain significant shareholders in the Ashford companies. We thank you all for your continued support and look forward to updating you on our progress in future calls.

With that, I will now turn the call over to Deric to review our financial performance for the quarter.

Financial Review – Deric Eubanks

Thanks, Monty.

For the fourth quarter of 2014, Ashford Trust reported AFFO per diluted share of $0.17 compared with $0.14 a year ago. Ashford Prime reported AFFO per diluted share of $0.21 compared with $0.09 a year ago.

For the fourth quarter, we reported Adjusted EBITDA of $71.7 million for Ashford Trust and $17.5 million for Ashford Prime. This Adjusted EBITDA result for Ashford Prime reflected a 64.0% increase over the prior year.

At quarter’s end, Ashford Trust had total assets of $2.8 billion in continuing operations, and $3.6 billion including the Highland portfolio which is not consolidated. It had $2.0 billion of mortgage debt in continuing operations and $2.8 billion overall including Highland. The total combined debt for Ashford Trust currently has a blended average interest rate of 5.3%, and is currently 46.7% fixed rate and 53.3% floating rate, all of which have interest rate caps in place. Including the market value of Ashford Trust’s equity investment in Ashford Prime and Ashford Inc., and its pro rata share of the net working capital of the Highland portfolio, Ashford Trust ended the quarter with net working capital of $542 million.

Ashford Prime, at quarter’s end, had total assets of $1.2 billion in continuing operations. It had $765 million of mortgage debt in continuing operations of which $49.4 million related to our joint venture partner’s share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Ashford Prime’s total combined debt had a blended average interest rate of 4.99% and is currently 54.7% fixed rate and 45.3% floating rate, all of which have interest rate caps in place.

As of December 31, 2014, the Ashford Trust portfolio consisted of 115 hotels with 23,004 net rooms, and the Ashford Prime portfolio consisted of 10 hotels with 3,472 net rooms.

Ashford Trust’s share count currently stands at 118.3 million fully diluted shares outstanding which is comprised of 100.1 million shares of common stock and 18.2 million OP units. Ashford Trust has 19.7 million OP Units, but as a result of the current conversion factor being less than 1 for 1, these units are convertible into approximately 18.2 million shares of common stock. Ashford Prime’s share count currently stands at 32.8 million fully diluted shares outstanding which is comprised of 24.1 million shares of common stock and 8.7 million OP units.

Taking a look at our capital markets activity, in the beginning of January Ashford Trust successfully refinanced two mortgage loans with an existing outstanding balance of approximately $354 million. The two previous mortgage loans that were refinanced include a $211 million Goldman Sachs Floater loan with a final maturity date in November 2017 and a $143 million Merrill Lynch loan with a final maturity date in July 2015. The new loans total $478 million and resulted in excess net proceeds of over $100 million after closing costs and reserves.

During early 2015, Ashford Trust was also able to opportunistically raise equity capital to fund our growth initiatives. In February, the Company completed a follow-on public offering of 10,529,450 shares of common stock at $10.65 per share resulting in net proceeds of $111.1 million.

As mentioned earlier, Ashford Prime will continue to be conservative in its use and structure of leverage consistent with our leverage target of 5.0x net debt plus preferred equity to EBITDA. In 2014, Ashford Prime capitalized on the favorable capital markets conditions we are seeing to opportunistically refinance some of its debt. Our goal with this refinancing was to reduce our interest expense and increase cash flow, while pushing out a debt maturity. To this end, in November Ashford Prime refinanced its mortgage loan on the Capital Hilton and the Hilton La Jolla Torrey Pines, reducing the interest rate by 0.85% and resulting in savings of approximately $1.6 million in interest costs per year. In the future we will continue to look for these types of opportunities to improve the cost of capital and maximize cash flow.

I’d now like to turn it over to Jeremy to discuss our Asset Management accomplishments for the quarter.

Asset Management – Jeremy Welter

Thank you, Deric. I am excited to share today a second consecutive quarter with double-digit RevPAR growth across both portfolios. The robust transient demand seen across the industry in the 3rd quarter persisted through the end of the year, driving strong top-line results. We are particularly pleased with the strength in the Washington DC market, where our assets across both portfolios grew RevPAR by 13.2%. Though corporate transient demand was the most significant driver, we have also seen substantial improvement in the government segment, which is essential to the long-term health of the DC market. Additionally, Ashford’s revenue optimization strategies continued to yield positive results in the fourth quarter, leading our properties in both portfolios to outgrow their competitive sets with Ashford Trust and Ashford Prime posting combined RevPAR index growth of over 200 basis points.

Focusing on the Ashford Prime portfolio, RevPAR growth in the quarter was 11.0%. EBITDA flowthrough was 52% in the quarter. Continued strength on the west coast combined with resurgent transient demand in Washington, DC and Philadelphia drove the second consecutive double-digit RevPAR growth quarter for Ashford Prime.

November marked the one year anniversary of the Ashford Prime spin-off from Ashford Trust, and I’d like to take some time to discuss the highlights of the portfolio’s first year as a stand-alone company. In the first quarter, Ashford Prime added two additional hotels: The Sofitel Chicago Water Tower, and The Pier House Resort in Key West. Major projects completed during the year include a complete guestroom renovation at the Courtyard Philadelphia Downtown, lobby renovations at the Marriott Seattle and the Renaissance Tampa, and a strategic project to create additional rooms at the Capital Hilton. Most important though are the outstanding operating results these properties continue to generate.

Moving to the Ashford Trust side, during the fourth quarter the Ashford Trust portfolio grew RevPAR by 11.3%. Fifty-six of the 115 hotels grew RevPAR by double digits in the quarter. The west coast markets remained strong, with San Francisco and San Diego growing at 16.7% and 11.5%, respectively. We also saw continued resurgence of transient business on the east coast, where the Boston, Washington DC, and Atlanta assets grew RevPAR at 15.3%, 14.4% and 14.2% respectively.

I would like to share the results of two of our major capital projects that we completed in the fourth quarter. The first of these is a rooms renovation at our SpringHill Suites in Lake Buena Vista, Florida. This property is part of a three property complex with a combined 1100 guest rooms, which is 4.8% of the total Trust portfolio. Lake Buena Vista, adjacent to Disney World, Universal Studios, and Sea World is an international vacation destination. The new design seamlessly blends bold contemporary styling with practical design for families traveling on vacation. With the peak season approaching, this refreshed asset is positioned near the top of its competitive set and poised to deliver stellar results.

As part of Ashford’s core asset management strategy, we constantly pursue a wide variety of opportunities to improve the profitability and value of our assets. During the year, we proactively negotiated more than 16 extensions of our management and franchise agreements scheduled to expire prior to 2020. Our risk management department achieved over $1.2 million in annual cost savings during our property insurance renewal. In addition to these larger items, we have routinely evaluated all active retail leases, antenna installations, and parking agreements and performed numerous RFP processes to maximize these ancillary revenue streams.

As I have mentioned on previous calls, in August of 2013, Ashford Trust announced the conversion of the Beverly Hills Crowne Plaza to a Marriott. We identified a gap in the supply of Marriott rooms in that market, with no full-service Marriott within six and a half miles of this property. In preparation for the conversion, at the end of the second quarter of last year, we began a full renovation of the entire property. I last shared with you the completion of the new HVAC systems and a stunning model room that truly embodies our concept for the new positioning. As of the end of the year, we had renovated a significant portion of the guestrooms and corridors and begun work on a striking new lobby that will provide guests a truly spectacular sense of arrival. We are very excited about the upcoming opening of the Marriott Beverly Hills.

Throughout 2014, I discussed the many revenue optimization strategies we have pursued as an owner, as well as those deployed by our affiliate management company, Remington. These have involved substantial investment in both personnel and technology to drive property top-line performance. I now have the pleasure of quoting some statistics to show the unquestionable impact these initiatives have had on our operating results. Combining both portfolios, our assets achieved RevPAR growth of 9.5% in 2014. When comparing to our property’s competitive sets, that represents a combined outperformance of 171 basis points - 110 basis points for Ashford Prime and 186 for Ashford Trust. This 171 basis point outperformance equates to over $16 million of incremental rooms revenue in just one year.

I will now hand the call over to Douglas.

Capital Market Strategies – Douglas Kessler

Thank you Jeremy. As Deric mentioned earlier, in the fourth quarter, Ashford Trust continued to identify unique opportunities created by attractive debt market conditions to proactively manage our upcoming debt maturities. This has allowed us to generate substantial excess proceeds and further strengthen our liquidity position.

We intend to put these excess proceeds to good use. During the fourth quarter, we announced an agreement to acquire the remaining 28.26% ownership interest of the Highland Hospitality portfolio from our joint venture partner for $250.1 million. The total transaction value is $1.735 billion or $215,000 per key. On a forward 12-month basis, the purchase price represents a cap rate of 7.4% on net operating income and an 11.6x forward EBITDA multiple. This purchase will be funded with cash and is expected to be completed in the next couple of weeks, simultaneous with an anticipated refinancing of the Highland portfolio.
Ashford Trust continued executing on its investment strategy in 2015 with the acquisitions of the 168-room Lakeway Resort & Spa for a total consideration of $33.5 million or $199,000 per key and the 232-room Memphis Marriott East hotel for $43.5 million or $187,500 per key. The Lakeway Resort & Spa has a unique lakefront location in Austin, TX, one of the fastest growing MSA’s in the country in both population and job growth. By installing Remington as property manager, we believe we will be able to capitalize on the recent renovations and growth in the market to drive better bottom line performance. On a forward 12-month basis, the purchase price represents an estimated cap rate of 8.7% on net operating income, which equates to an estimated 9.5x forward EBITDA multiple.
The Marriott Memphis East acquisition offered us a great opportunity to add an asset in a solid submarket with no new competitive supply and stable corporate demand generators. Additionally, the hotel has minimal capex needs after undergoing a complete renovation and conversion to a full-service Marriott. The property is being managed by Remington Lodging and our expectation is that Remington will be able to achieve solid increases in RevPAR penetration as the property stabilizes. On a forward 12-month basis, the purchase price represents an estimated cap rate of 8.6% on net operating income and an estimated 10.3x forward EBITDA multiple.
Also, in November, Ashford Trust completed the sale of the Homewood Suites Mobile for total consideration of $7.4 million. The sale represented a trailing 12-month cap rate of 7.4% on net operating income and a trailing 11.8x EBITDA multiple after factoring in the expected cost of PIP-related capex.

Looking ahead, our deal pipeline remains strong and we will continue to leverage our multi-platform capabilities in the marketplace. Our investment strategies are focused, as Ashford Prime will continue to focus on high-RevPAR assets and Ashford Trust will continue to be opportunistic while focusing on full-service hotels with less than 2x the national RevPAR average. In addition, Ashford Prime does not expect to exercise its option to purchase the Marriott Gateway from Ashford Trust. We believe both platforms are well positioned as favorable lodging market conditions are expected to continue as the U.S. economy grows.

Our goal is to provide you with superior investment returns, something our track record clearly demonstrates.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Monty Bennett

Thank you all for your participation today. We look forward to speaking with you again on our next call.